Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-122208

Prospectus Supplement
Number 3

14,032,896 Shares

Great Wolf Resorts, Inc.

Common Stock

     This prospectus supplement relates to the public offering of up to 14,032,896 shares of common stock by some of our existing shareholders, as described in the prospectus dated May 11, 2005, as supplemented from time to time, which we refer to as the prospectus. This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

     You should carefully consider the risk factors described beginning on page 12 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2005.

Recent Developments

     On June 29, 2005, we and The Confederated Tribes of the Chehalis Reservation announced the formation of a joint venture to develop a 39-acre, $80-plus million Great Wolf Lodge resort and conference center in Grand Mound, Washington, I-5 Exit 88. We will operate the resort under our Great Wolf Lodge brand. The Confederated Tribes of the Chehalis Reservation will contribute the land needed for the resort, and both parties will maintain equity positions in the joint venture.

     The four-story, 317-suite resort will provide a comprehensive package of amenities and activities. Planned amenities include a 65,000 square-foot indoor entertainment area, 30,000 square-foot conference center, family restaurants, an arcade, gift shop, confectionery, spa, fitness center, and outdoor recreation area. Following the Tribe’s transfer of the land to trust, construction on the 380,000 square-foot building is scheduled to begin this fall with opening slated for late 2006.